Exhibit 10.11

Letter of Undertaking Regarding Xinjiang Daqo New Energy Co., Ltd.’s Dividend Policy

Whereas Xinjiang Daqo New Energy Co., Ltd (hereinafter referred to as the “Issuer”) intends to apply for an initial public offering and listing of its shares on the Shanghai Stock Exchange’s STAR Market (hereinafter referred to as the “IPO”), it hereby makes the following undertakings:

1.	Dividend policy after the IPO

(1)	General Principle

When formulating its dividend policy and specific plans, the Issuer should take into account the investors’ reasonable returns and the Issuer’s long-term interests and sustainable development, and ensure the continuity and stability of its dividend distribution policies. The Issuer will distribute cash dividends as a priority to the extent that its capital needs for normal production and business operations can be met.

(2)	Method of dividend distribution

The Issuer's dividend distribution can be made in cash, stock, a combination of cash and stock, or other methods permitted by laws and regulations. When deciding the dividend distribution method, the Issuer will prioritize cash dividend over stock dividend and other distribution methods. The Issuer can distribute stock dividends in light of the Issuer’s cash flow status, business growth, net assets per share and other real and reasonable factors. The Issuer can issue preferred shares in accordance with the law.

(3)	Specific conditions and proportions of cash dividends

The Issuer must distribute cash dividends when all the following conditions are satisfied: (i) the Issuer recorded consolidated net profit and the parent company recorded net profit for the year; (ii) the accumulated retained earnings of Issuer as indicated by its consolidated financial statements and the accumulated retained earnings of the parent company as indicated by its financial statements, are positive at the end of the year; (iii) the Issuer has the corresponding cash to distribute cash dividends; (iv) the Issuer’s auditor issued a standard unqualified opinion for the Issuer’s financial statements in the year; and (v) the Issuer has no major investment plans or major capital expenditure arrangements.

The aforementioned major investment plans or major capital expenditure arrangements refer to: the Issuer’s planned investments, construction projects, asset acquisitions, and purchases of equipment in the next 12 months which in total account for more than 30% of the Issuer’s most recently audited total assets, or the expenditures on a single investment, construction project, asset acquisition or equipment purchase which accounts for more than 20% of the Issuer’s latest audited net assets.

In principle, the Issuer’s cumulative distribution of dividends in cash in the last three years shall not be less than 30% of the Issuer’s annual average distributable profits realized in the last three years.

(4)	Specific conditions for the Issuer to issue stock dividends

When the Issuer operates well and the board of directors considers that the stock price of the Issuer is inconsistent with the scale of the Issuer's share capital, and the distribution of stock dividends is beneficial to the overall interests of all shareholders of the Issuer, the stock dividend distribution plan can be proposed upon satisfaction of the above-mentioned cash dividends requirement. The Issuer’s dividend distribution shall not exceed its accumulated distributable profits.

(5)	Time interval of the Issuer’s dividend distribution

Upon the satisfaction of the conditions for dividend distribution, the Issuer will distribute dividends once a year in principle.

Upon the satisfaction of the conditions for cash dividend distribution, the Issuer will distribute cash dividends as a priority. If conditions permit, the Issuer’s board of directors may propose to the Issuer to issue interim cash dividends based on the Issuer’s actual results of operations.

(6)	The Issuer's differentiated cash dividend policy

If the Issuer meets the conditions for cash dividend distributions, the Issuer must distribute cash dividends; the Issuer may distribute stock dividends while making cash dividend distributions.

The board of directors of the Issuer shall comprehensively consider the industry’s characteristics and the Issuer’s development stage, business model, profit level, and any major capital expenditure arrangements and other factors, before proposing the differentiated cash dividend policy according to the procedures specified in the articles of association.

1、	If the Issuer reaches the maturity stage and does not have any major capital expenditure arrangement, the proportion of cash dividends in the dividend distribution shall be at least 80%.

2、	If the Issuer reaches the maturity stage but has major capital expenditure arrangements, the proportion of cash dividends in the dividend distribution shall be at least 40%.

3、	If the Company is in the growth stage and has major capital expenditure arrangements, the proportion of cash dividends in the dividend distribution shall be at least 20%.

When the development stage of the Issuer is difficult to distinguish, and there are significant capital expenditure arrangements, the dividend policy can be decided in accordance with the provisions of the foregoing paragraph.

The Issuer will mainly distribute cash dividends; in addition to fulfilling the foregoing cash dividend distributions, the Issuer’s board of directors may propose a stock dividend distribution plan to the general meeting of shareholders for review.

(7)	Decision-making procedures and mechanisms for the Issuer’s dividend distribution

1、	The Issuer’s annual dividend distribution plan will be proposed and prepared by the board of directors by considering the Issuer’s articles of association, profitability, cash requirements and resources. When the board of directors deliberates the specific cash dividend plan, it will carefully study and analyze, among others, the timing, conditions, and minimum ratio of the Issuer’s cash dividends, adjustment conditions and decision-making procedures, among others. The independent directors will review the dividend distribution plan and provide independent and clear recommendations. The proposal passed by the board of directors shall be submitted to the general meeting of shareholders for deliberation.

Independent directors can collect the views of minority shareholders and submit dividend distribution proposals directly to the board of directors for deliberation.

Before any specific cash dividend plan is deliberated by the shareholders’ meeting, it shall actively communicate with shareholders, especially minority shareholders, via various ways (including but not limited to telephone, fax, and email or inviting small and medium-sized shareholders to attend the meeting), fully consider the views and demands of minority shareholders, and timely respond to their concerns.

2、	the board of directors' resolutions on approvals and modifications of the relevant policies on dividend distribution shall be adopted by the affirmative vote of more than half of all directors before the decision can be submitted to the general meeting of shareholders for deliberation; shareholders’ resolutions on approvals and modifications of the relevant policies on dividend distribution shall be adopted by more than two-thirds affirmative vote held by the shareholders (or their representatives) present at the shareholders’ meeting.

3、	In the case of misappropriation of the Issuer’s funds by shareholders, the Issuer must deduct an amount from the cash dividends distributable to such shareholders to repay the misappropriated funds.

(8)	Implementation of the Issuer’s dividend distribution plan

After the Issuer’s general meeting of shareholders passes a resolution on the dividend distribution plan, the Issuer’s board of directors must complete the distribution of dividends (or shares) within two months after the general meeting of shareholders.

(9)	Adjustment of the Issuer’s dividend distribution policy

In the case of force majeure such as war or natural disaster, which has a significant impact on the production and operation of the Issuer, or when there is a major change in the Issuer’s operating conditions, the Issuer may adjust the dividend distribution policy; however, the amended dividend distribution policy shall not violate the relevant laws, administrative regulations, departmental rules and government policies.

When the Issuer adjusts its dividend distribution plan, it shall implement corresponding decision-making procedures in accordance with the provisions of paragraph (7) under Section 1.

(10)	Disclosure of dividend distribution policy

The Issuer shall disclose the implementation of the dividend distribution policy in the annual report in detail.

It is required to elaborate the following in the annual report, among others: whether it meets the requirements of the Issuer’s articles of association or the requirements of the shareholders’ meeting resolutions; whether the cash dividend standard and ratio are definite and clear; whether the relevant decision-making procedures and mechanisms are complete; whether independent directors have performed their duties and played their due role; whether small and medium-sized shareholders have had the opportunities to fully express opinions and demands; whether the legitimate rights and interests of minority shareholders are fully protected. If any adjustment or change in the dividend distribution policy, it shall also be explained in details whether the conditions and procedures for the adjustment or change are compliant and transparent.

The Issuer will strictly implement the dividend distribution policy after listing, including the general principle, methods of distribution, specific conditions and proportions of cash dividends, specific conditions to issue stock dividends, time interval of dividend distribution, decision-making procedures and mechanisms for dividend distribution, adjustment of dividend distribution, and implementation of dividend distribution plans.

2.	Issuer’s distribution arrangement of accumulated undistributed profits before the IPO

The accumulated undistributed profits before the IPO shall be shared by the new and old shareholders according to the proportion of shares held by each of them after listing.

This letter of undertaking takes effect upon being affixed with corporate seals of the Issuer.

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(Signature Page of Letter of Undertaking

Regarding Issuer’s Dividend Distribution Policy)

Xinjiang Daqo New Energy Co., Ltd (Seal)

Date: September 7, 2020